                                                                Exhibit 11.1

                         NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

              (Accounting principles generally accepted in Canada) (Canadian dollars, amounts in thousands except per share data)

                                                 for the fiscal quarter ended        for the fiscal year ended
                                                 ----------------------------        -------------------------

                                               Aug 2,  Nov 1,    Jan 31,  May 2,     May 2,     Apr 30,  Apr 30,
                                               1998    1998       1999     1999       1999       1998     1997
                                               ----    ----       ----     ----       ----       ----     ----
Basic earnings (loss) per share
 Net earnings (loss)                        $ 35,520  $ 53,314  $120,119  $(29,792)  $179,161  $(18,318)  $156,917
                                            ========  ========  ========  ========   ========  ========   ========
 Common Shares outstanding
  at the beginning of the period             175,686   176,558   176,877   178,579    175,686   171,859    168,676
 Weighted average number of Common
   Shares issued during the period               419       208       719     1,526      1,944     2,758      1,834
                                            --------  --------  --------  --------   --------  --------   --------
 Weighted average number of Common
   Shares outstanding during the period      176,105   176,766   177,596   180,105    177,630   174,617    170,510
                                            ========  ========  ========  ========   ========  ========   ========

 Basic earnings (loss) per share            $   0.20  $   0.30  $   0.68  $  (0.17)  $   1.01  $  (0.10)  $   0.92
                                            ========  ========  ========  ========   ========  --------   ========

Fully diluted earnings (loss) per share
 Earnings (loss) before imputed earnings    $ 35,520  $ 53,314  $120,119  $(29,792)  $179,161  $(18,318)  $156,917
 After tax imputed earnings from the
   investment of funds received
   through dilution                            6,817        --     7,353        --         --        --     11,589
                                            --------  --------  --------  --------   --------  --------   --------
 Adjusted net earnings (loss)               $ 42,337  $ 53,314  $127,472  $(29,792)  $179,161  $(18,318)  $168,506
                                            ========  ========  ========  ========   ========  ========   ========

 Weighted average number of
   Common Shares outstanding
   during  the period                        176,105   176,766   177,596   180,105    177,630   174,617    170,510

 Weighted average common share
   equivalents based on conversion of
   outstanding stock options                  20,645        --    22,355        --         --        --     14,085
                                            --------  --------  --------  --------   --------  --------   --------

 Weighted average number of Common
  Shares and equivalents outstanding
   during the period                         196,750   176,766   199,951   180,105    177,630   174,617    184,595
                                            ========  ========  ========  ========   ========  ========   ========

 Fully diluted earnings (loss) per share    $   0.20  $   0.30  $   0.64  $  (0.17)  $   1.01  $  (0.10)  $   0.91
                                            ========  ========  ========  ========   ========  ========   ========
